UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 15, 2009

Tamm Oil and Gas Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-137174	98-0377767
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 405, 505 8th Ave. SW, Calgary, AB Canada	T2P 1G2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(403) 513-2672

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
Item 1.02	Termination of a Material Definitive Agreement.

As previously reported, on September 5, 2008, we entered into an agreement with two corporations formed according to the laws of Alberta Canada: (a) 1384482 Alberta Ltd (“138 Alberta”); and (b) 1132559 Alberta Ltd. (“113 Alberta”). The Agreement provided that 113 Alberta’s shareholders would sell their respective common shares to 138 Alberta, which would equal in the aggregate 108 common shares. Further, the Agreement provided that we would issue one (1) share of our preferred stock (the “Preferred Share”) to 138 Alberta and fifteen million restricted shares of our common stock ("15,000,000 shares") to all of the shareholders of 113 Alberta, ten million eight hundred thirty three thousand three hundred and thirty three (10,833,333) restricted shares of which were issued to certain shareholders of 113 Alberta on September 5, 2008. The remaining 4,166,667 shares (15,000,000 - 10,833,333) were to be issued upon conversion of the Preferred Share. The 15,000,000 shares and the Preferred Share were to be held in an escrow account until such time that certain remaining conditions were met as provided for in the Agreement.

Certain of the conditions precedent set out in the Share Exchange Agreement have not been satisfied, and the Parties wish to rescind the Agreement due to the failure to meet such conditions.

Additionally, we are continuing to shift our focus and business objectives away from the Sawn Lake Region to pursue other valuable oil and gas projects.

Accordingly, as of March 31, 2009, we have entered into a termination and rescission agreement with the 113 Alberta Stockholders (collectively the “Termination and Rescission Agreements”) pursuant to which we and the 113 Alberta Stockholders have agreed to rescind the transactions consummated under the Exchange Agreements with the same effect as if the Exchange Agreements had never been executed and delivered and such transactions had never been consummated. The TAMM shares issued pending the transaction have been cancelled effectively  April 17, 2009 and returned to Treasury.  The rescission was undertaken voluntarily by both parties. As a result of the Termination and Rescission Agreements, our entire ownership interest in the Sawn Lake Region now consists of (1) a gross overriding royalty right on 36.5 sections of Sawn Lake Oil Sands leases providing us with 2% of the revenue  of oil sold from those sections.  We currently have no other interest in or right to any asset in the Sawn Lake Region.

A copy of the Termination and Rescission Agreements relating to the 113 Alberta Stockholders is attached hereto as exhibits 10.1 to this current report on Form 8-K.  The foregoing summary of the Termination and Rescission Agreements is qualified in its entirety by reference to such exhibits, which are incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors or Certain Officers

Tamm Oil and Gas  Corporation is referred to herein as “we” or “us” or “we”

On April 10th 2009  Mr Gerald Vikse submitted his resignation as an Director and a Officer of the company to pursue his other professional interests.
Company wishes Mr Vikse success and  express its gratitude for Mr Vikse contribution to thr company.
Mr Vikse agreed to continue to consult to the company on an as required basis.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1 — Termination and Rescission Agreement dated as of October 31, 2008, between Tamm Oil and Gas Corp. and 1132559 Alberta Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tamm Oil and Gas Corp.
(Registrant)

	By:	/s/ Wiktor Musial
Date: April 15, 2009		Wiktor Musial
	Its:	President